Exhibit 99.2

4955 Technology Way ∎ Boca Raton, Florida 33431 ∎ www.geogroup.com

THE GEO GROUP, INC. ANNOUNCES PRICING OF OFFERING OF

$200 MILLION OF EXCHANGEABLE SENIOR NOTES DUE 2026 BY

ITS SUBSIDIARY, GEO CORRECTIONS HOLDINGS, INC.

Boca Raton, Fla. – February 19, 2021 — The GEO Group, Inc. (NYSE: GEO) (“GEO” or the “Company”) announced today the pricing of the offering by its wholly-owned subsidiary, GEO Corrections Holdings, Inc. (“GEOCH”) of $200,000,000 aggregate principal amount of 6.50% exchangeable senior unsecured notes due 2026 (the “notes”) in a private offering under the Securities Act of 1933, as amended (the “Securities Act”). The notes will be guaranteed by GEO and GEO’s subsidiaries that are guarantors under GEO’s senior credit facility and outstanding senior notes. GEOCH also granted to the initial purchasers of the notes an option to purchase up to an additional $30,000,000 aggregate principal amount of the notes within a 13 day period beginning on, and including, the initial closing date. The offering of the notes is expected to close on February 24, 2021, subject to customary closing conditions, and is expected to result in net proceeds of approximately $192.0 million (or approximately $221.1 million if the initial purchasers exercise in full their over-allotment option), after deducting the initial purchasers’ discount and estimated offering expenses payable by GEO or GEOCH.

The notes will mature on February 23, 2026, unless earlier repurchased or exchanged. GEOCH will pay to the noteholders cash interest at an annual rate of 6.50% plus an additional amount based on the dividends paid by the Company on its common stock, $0.01 par value per share (the “Company’s common stock”). Interest will be payable semiannually in arrears on March 1 and September 1 of each year, beginning on September 1, 2021.

Subject to certain restrictions on share ownership and transfer, holders may exchange the notes at their option prior to the close of business on the business day immediately preceding November 25, 2025, but only under the following circumstances: (1) during the five consecutive business day period after any five consecutive trading day period, or the measurement period, in which the trading price per $1,000 principal amount of notes for each trading day of such measurement period was less than 98% of the product of the last reported sale price of the Company’s common stock and the exchange rate for the notes on each such trading day; or (2) upon the occurrence of certain specified corporate events. On or after November 25, 2025, until the close of business on the second scheduled trading day immediately preceding the maturity date of the notes, holders may exchange their notes at any time, regardless of the foregoing circumstances. Upon exchange of a note, GEO will pay or deliver, as the case may be, cash or a combination of cash and shares of the Company’s common stock.

If the Company or GEOCH undergoes a fundamental change, holders may require GEOCH to purchase the notes in whole or in part for cash at a fundamental change purchase price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date.

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Contact: Pablo E. Paez Executive Vice President, Corporate Relations	(866) 301 4436

The exchange rate for the notes is initially 108.4011 shares per $1,000 principal amount of the notes (equivalent to an initial exchange price of approximately $9.225 per share of the Company’s common stock). The exchange rate will be subject to certain adjustments.

The Company and GEOCH intend to use the net proceeds of the offering to fund the repurchase, redemption or other discharge of GEO’s existing 5.875% senior notes due 2022, to pay related transaction fees and expenses, and for general corporate purposes.

The notes are being offered in the United States only to persons reasonably believed to be “qualified institutional buyers” pursuant to Rule 144A under the Securities Act, and outside of the United States to non-U.S. persons in compliance with Regulation S under the Securities Act. Neither the notes nor any of the shares of the Company’s common stock issuable upon exchange of the notes, if any, have been, or will be, registered under the Securities Act and, unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements under the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale is unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This press release includes forward-looking statements regarding GEOCH’s intention to issue the notes and its and GEO’s intended use of the net proceeds. These forward-looking statements may be affected by risks and uncertainties in GEO’s business and market conditions. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in GEO’s Securities and Exchange Commission filings, including GEO’s reports on Form 10-K and Form 10-Q filed with the Commission. GEO wishes to caution readers that certain important factors may have affected and could in the future affect GEO’s actual results and could cause GEO’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of GEO, including the risks that the offering of the notes cannot be successfully completed or that the repurchase, redemption or other discharge of its 5.875% senior unsecured notes due 2022 cannot be successfully completed. GEO undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

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Contact: Pablo E. Paez	(866) 301 4436
Executive Vice President, Corporate Relations